CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Funds Group (Invesco Funds Group) of our reports dated February 23, 2017, relating to the financial statements and financial highlights, which appear in Invesco European Small Company Fund’s, Invesco Global Core Equity Fund’s, Invesco International Small Company Fund’s and Invesco Small Cap Equity Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

June 5, 2017